Exhibit 21.1

LIST OF SUBSIDIARIES

42 Telecom Limited – Malta

Subsidiaries:

42 Telecom UK Limited – UK

42 Telecom AB – Sweden

Arcus Technologies Limited – Malta

TVS (Telvantis Voice Services) – Florida

Subsidiaries:

Phonetime Inc. (Florida)

Matchcom Telecommunications Inc. (Florida)